Exhibit 14

CODE OF BUSINESS CONDUCT AND ETHICS

1. Policy Statement

The NASDAQ corporate governance  rules require each listed company to provide a code  of conduct for its  officers,  employees  and  directors.  This  Code  of  Business  Conduct  and  Ethics  (the  “Code”)  reflects

Abakan Inc.’s (the “Company”) commitment  to conduct business in an honest and ethical manner.

In  this  regard,  each  of  you,  the  individuals  who  work  for  or  serve  the  Company,  is  an  extension  of  the

Company.  Our  commitment  to  honesty  and  ethical  conduct  only  can  be  achieved  if  you,  individually,

accept  your  responsibility  to  promote  integrity  and  demonstrate  the  highest  level  of  ethical  conduct  in all of your activities.

Activities  that  may  compromise  the  Company's  reputation  or  integrity  must  be  avoided.  While  the

Company  realizes  that  not  every  situation  is  black  or  white,  the  key  to  compliance  with  this  Code  is exercising  good  judgment.  This  means  following  both  the  letter  and  the  spirit  of  this  Code  and  all applicable laws,  doing the "right"  thing,  and acting  ethically  at all  times,  even  when  the law  or  this  Code may not address specifically the issue at hand.

We rely  in  part  on  our  managers  to  set  an  example for  other  employees  and  to  supervise the  actions  of others.  Every  manager  and  supervisor  is  expected  to  take  any  action  necessary  to  ensure  compliance with  this  Code,  to  provide  guidance  and  assist  employees  in  resolving  questions  concerning  the  Code and  to  permit  employees  to  express  any  concerns  regarding  compliance  with  this  Code.  No  one  has  the authority to order another employee to act contrary to this Code.

2. Conflicts of Interest and Corporate Opportunities

You  must  avoid  any  situation  in  which  your  personal  interests  conflict  or  even  appear  to  conflict  with the  Company's  interests.  You  owe  a  duty  to  the  Company  to  advance  the  Company's  legitimate interests when the opportunity to do so arises in the course of your employment or service. You should never compromise any of the Company's legitimate interests.

You  must  perform  your  duties  to  the  Company  in  an  honest  and  ethical  manner.  You  must  handle  all actual  or  apparent  conflicts  of  interest  between  your  personal  and  professional  relationships  in  an ethical manner.

You   should   avoid   situations   in   which   your   immediate   family,   financial   or   other   personal   interests

conflict,  or  even  appear  to  conflict,  with  those  of  the  Company.  You  may  not  engage  in  activities  that compete  with  the  Company  or  place  the  Company's  interests  at  risk.  You  should  not  take,  for  your  own

benefit,   opportunities   discovered   in   the   course   of   employment   that   may   otherwise   benefit   the

Company. The following are examples of actual or potential conflicts:

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Exhibit 14

 • you, or a member of your immediate family, receive improper personal benefits (i       ncluding  but  not

limited to the receipt of gifts) as a result of your position in the Company;

• you use the Company's property for your personal benefit;

•  you  engage  in  activities  that  interfere  with  your  loyalty  to  the  Company  or  your  ability  to  perform

Company duties or responsibilities effectively;

•  you  work  simultaneously  (whether  as  an  employee  or  a  consultant)  for  a  competitor,  customer  or supplier;

•  you,  or  a  member  of  your  immediate  family,  have  a  financial  interest  in  a  customer,  supplier,  or competitor  which  is  significant  enough  to  cause  divided  loyalty  with  the  Company  or  the  appearance  of

divided   loyalty   (the   significance   of   a   financial   interest   depends   on   many   factors,   such   as   size   of

investment  in  relation  to  your  income,  net  worth  and/or  financial  needs,  your  potential  to  influence decisions  that  could  impact  your  interests,  and  the  nature  of  the  business  or  level  of  competition between the Company and the supplier, customer or competitor);

 • you, or a member of your immediate family,

acquire  an  interest  in  property  (such  as  real  estate,

patent   or   other   intellectual   property   rights   or   securities)   in   which   you   have   reason   to   know   the

Company has, or might have, a legitimate interest;

• you, or a member of your immediate family, receive   a  loan  or  a  guarantee  of  a  loan  from  a  customer,

supplier  or  competitor  (other  than  a  loan  from  a  financial  institution  made  in  the  ordinary  course  of business and on an arm's-length basis);

• you make gifts or payments, or provide special favors, to cus  tomers, suppliers  or  competitors  (or  their

immediate   family   members)   with   a   value   significant   enough   to   cause   the   customer,   supplier   or

competitor  to  make  a  purchase,  or  take  or  forego  other  action,  which  is  beneficial  to  the  Company  and which the customer, supplier or competitor  would not otherwise have taken;

or

•  you  are  given  the  right  to  buy  stock  in  other  companies  or  you  receive  cash  or  other  payments  in return for promoting the services of an advisor, such as an investment banker, to the Company.

Neither  you,  nor  members  of  your  immediate  family,  are  permitted  to  solicit  or  accept  gifts,  payments,

special favors or other consideration from customers, suppliers or competitors.

The  existence  of  a  conflict  is  not  always  readily  apparent.  If  you  become  aware  of  a  conflict  described above  or  any  other  conflict,  potential  conflict,  or  have  a  question  as  to  a  potential  conflict,  you  should consult  with  higher  levels  of  management  or  the  Company's  Compliance  &  Ethics  Committee  and/or

follow the procedures  described  in  Sections  9  and  10  of  this  Code.  If  you  become involved  in  a situation that  gives  rise  to  an  actual  conflict,  you  must  inform  higher  levels  of  management  or  the  Company's

Compliance  &  Ethics  Committee  of  the  conflict.  Our  Compliance  &  Ethics  Committee  is  identified  in

Section 10 of this Code.

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Exhibit 14

3. Confidentiality

All  confidential  information  concerning  the  Company  is  the  property  of  the  Company  and  must  be protected.

Confidential  information  includes  all  non-public  information  that  might  be  of  use  to  competitors,  or harmful  to  the  Company  or  its  customers,  if  disclosed.  You  must  maintain  the  confidentiality  of  such information entrusted  to you  by the Company, its customers and its suppliers, except when disclosure is authorized by the Company or required by law.

Examples  of  confidential  information  include,  but  are  not  limited  to:  the  Company's  trade  secrets;

business  trends  and  projections;  information  about  financial  performance;  new  product  or  marketing plans;  research  and  development  ideas  or  information;  manufacturing  processes;  information  about potential  acquisitions,  divestitures  and  investments;  stock  splits,  public  or  private  securities  offerings  or changes  in  dividend  policies  or  amounts;  significant  personnel  changes;  and  the  acquisition,  loss  or changes of or to existing or potential major contracts, orders, suppliers, customers or finance sources.

Your obligation with respect to confidential information extends beyond your activities in the workplace.

In  that  respect,  it  applies  to  communications  with  your  immediate  family  members  and  continues  to apply even after your employment or director relationship with the Company terminates.

4. Insider Trading

You  should  never  trade  securities  on  the  basis  of  confidential  information  acquired  through  your employment or fiduciary relationship with the Company.

Under  both  federal  law  and  Company  policy,  you  are  not  permitted  to  purchase  or  sell  Company  stock,

directly  or  indirectly,  on  the  basis  of  material  non-public  information  concerning  the  Company.  Any person  possessing  material  non-public  information  about  the Company  must not  engage  in  transactions involving Company securities until this information has been released to the public.

Generally,   material   information   is   information   that   would   be   expected   to   affect   the   investment

decisions  of  a  reasonable  investor  or  the  market  price  of  the  stock.  You  are  not  allowed  to  trade  in  the stock of other publicly held companies, such  as existing or potential customers or  suppliers, on the basis of  material  confidential  information  obtained  in  the course of  your  employment or  service as  a director.

It also is illegal to recommend a stock to (i.e., "tip") someone else on the basis of such information. If you  have a question  concerning  appropriateness  or legality  of  a  particular  securities transaction,  consult

with   the   Compliance   &   Ethics   Committee.   Directors,   officers   and   certain   other   employees   of   the

Company  are  subject  to  additional  responsibilities  under  the  Company's  insider  trading  compliance policy, a copy of which has been provided to each such director, officer and employee, and which can be obtained from the Compliance & Ethics Committee.

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Exhibit 14

5. Fair Dealing

Our goal is to conduct our business with integrity.

You  should  make  every  effort  to  deal  honestly  with  the  Company's  customers,  suppliers,  competitors,

and  employees.  Under  federal  and  state  laws,  the  Company  is  prohibited  from  engaging  in  unfair

methods   of   competition,   and   unfair   or   deceptive   acts   and   practices.   You   should   not   take   unfair

advantage    of    anyone    through    manipulation,    concealment,    abuse    of    privileged    information,

misrepresentation of material facts, or any other unfair dealing.

Examples of prohibited conduct include, but are not limited to:

• bribery or payoffs to induce business or breaches of contracts by others;

• acquiring a competitor's trade secrets through bribery or theft; or

•  making  false,  deceptive  or  disparaging  claims  or  comparisons  about  competitors  or  their  products  or services.

6. Protection and Proper Use of Company Assets

You should endeavor to protect the Company's assets and ensure their proper use.

Company  assets,  both  tangible  and  intangible,  are  to  be  used  solely  for  legitimate  business  purposes  of the  Company  and  only  by  authorized  employees  or  consultants.  Intangible  assets  include  intellectual property  such  as  trade  secrets,  patents,  trademarks  and  copyrights,  business,  marketing  and  service plans,  engineering  and  manufacturing  ideas,  designs,  databases,  Company  records,  salary  information,

and  any  unpublished  financial  data  and  reports.  Unauthorized  alteration,  destruction,  use,  disclosure  or distribution of Company assets violates Company policy and this Code. Theft or waste of, or carelessness in  using,  these  assets  have  a  direct  adverse  impact  on  the  Company's  operations  and  profitability  and will not be tolerated.

The   Company   provides   computers,   voice   mail,   electronic   mail   (e-mail),   internet   access,   and   other

Company   resources   to   certain   employees   for   the   purpose   of   achieving   the   Company's   business

objectives.  As  a  result,  the  Company  has  the  right  to  access,  reprint,  publish,  or  retain  any  information created,  sent  or  contained  in  any  of  the  Company's  computers  or  e-mail  systems  of  any  Company machine.  You  may  not  use  any  Company  resource  for  any  illegal  purpose,  or  in  any  manner  that  is contrary to the Company's policies or the standards embodied in this Code.

You  should  not  make  copies  of,  or  resell  or  transfer  (externally  or  internally),  copyrighted  publications,

including  software,  manuals,  articles,  books,  and  databases  being  used  in  the  Company,  that  were created  by  another  entity  and  licensed  to  the  Company,  unless  you  are  authorized  to  do  so  under  the applicable  license  agreement.  In  no  event  should  you  load  or  use,  on  any  Company  computer,  any software,  third  party  content  or  database  without  receiving  the  prior  written  permission  to  do  so.  You

must  refrain   from  transferring   any   data  or   information   to  any  Company   computer  other  than   for

Company use. You may use a handheld computing device or mobile phone in connection with your work for the Company, but must not use such device or phone to access, load or transfer content, software or data  in  violation  of  any  applicable  law  or  regulation  or  without  the  permission  of  the  owner  of  such content,  software or  data.  If  you  should  have any  question  as  to  what  is  permitted  in  this regard,  please consult with the Company's Chief Financial Officer.

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Exhibit 14

7. Compliance with Laws and Regulations

The  Company  seeks  to  comply  with  both  the  letter  and  spirit  of  the  laws  and  regulations  in  all countries in which it operates.

The  Company  is  committed  to  total  compliance  with  the  laws  and  regulations  of  the  cities,  states  and countries  in  which  it  operates.  You  must  comply  with  all  applicable  laws,  rules  and  regulations  in performing  your  duties  for  the  Company.  Various  federal,  state  and  local  laws  and  regulations  define and  establish  obligations  with  which  the  Company,  its  officers,  employees,  directors  and  agents  must comply.  Under  certain  circumstances,  local  country  law  may  establish  requirements  that  differ  from  this

Code.  You  are  expected  to  comply  with  all  local  country  laws  in  conducting  the  Company's  business.  If you  violate  these  laws  or  regulations  in  performing  your  duties  for  the  Company,  you  not  only  risk individual  indictment,  prosecution  and  penalties,  and  civil  actions  and  penalties,  you  also  subject  the

Company  to  the  same  risks  and  penalties.  Any  violation  of  these  laws  may  subject  you  to  immediate disciplinary action, up to and including termination of your employment or affiliation with the Company.

8. Ethics Obligations for Employees with Financial Reporting Responsibilities

Senior management bears a special responsibility for promoting integrity throughout the Company.

Senior  management  has  a  responsibility  to  foster  a  culture  throughout  the  Company  as  a  whole  that mandates  the  fair  and  timely  reporting  of  the  Company's  results  of  operations  and  financial  condition and  other  financial  information.  Due  to  this  special  role,  senior  management  is  bound  by  the  following senior  management  code  of  ethics,  and  by  accepting  the  Code  of  Business  Conduct  and  Ethics,  each agrees that he or she will:

• perform his or her duties in an honest and ethical manner;

•  address  all  actual  or  apparent  conflicts  of  interest  between  his  or  her  personal  and  professional relationships in an ethical manner;

•  undertake  all  necessary  actions  to  ensure  complete,  accurate,  thorough,  timely,  and  understandable disclosure  in  reports  and  documents  that  the  Company  files  with,  or  submits  to,  government  agencies and in other public communications; and

• proactively encourage and provide an example of ethical behavior in the work environment.

9.  Reporting  Violations  of  Company  Policies  and  Receipt  of  Complaints  Regarding  Financial  Reporting  or

Accounting Issues

You  should  report  any  violation  or  suspected  violation  of  this  Code  to  the  appropriate  Company personnel or via the Company's anonymous and confidential reporting procedures.

The Company's efforts to  ensure observance  of, and adherence to,  the goals and policies outlined in this

Code  require  that  you  promptly  bring  to  the  attention  of  the  Compliance  &  Ethics  Committee,  any material  transaction,  relationship,  act,  failure  to  act,  occurrence  or  practice  that  you  believe,  in  good faith,  is  inconsistent  with,  in  violation  of,  or  reasonably  could  be  expected  to  give  rise  to  a  violation  of,

this Code. You should report any suspected violations of the Company's financial reporting obligations or any  complaints  or  concerns  about  questionable  accounting  or  auditing  practices  in  accordance  with  the procedures set forth below.

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Exhibit 14

Here are some approaches to handling your reporting obligations:

• In  the event you  believe a violation  of the Code,  or  a violation  of  applicable laws  and/or governmental regulations  has  occurred,  or  you  have  observed  or  become  aware  of  conduct  which  appears  to  be contrary  to  the  Code,  immediately  report  the  situation  to  your  supervisor,  or  the  Compliance  &  Ethics

Committee.  Supervisors  or  managers  who  receive  any  report  of  a  suspected  violation  must  report  the matter to the Compliance & Ethics Committee.

•  If  you  have  or  receive  notice  of  a  complaint  or  concern  regarding  the  Company's  financial  disclosure,

accounting  practices,  internal   accounting  controls,  auditing,  or  questionable  accounting  or  auditing matters, you must immediately advise your supervisor, or the Compliance & Ethics Committee.

If you wish to report any such matters anonymously or confidentially, then you may do so as follows:

• Mail a description of the suspected violation or other complaint or concern to:

Compliance & Ethics Committee

Abakan Inc.

2665 South Bayshore Drive, Suite 450

Miami, FL 33133

or

• Call our Compliance & Ethics Committee Hotline at (___)  ___________.

Other Guiding Principles

A.    Use  common  sense  and  good  judgment.  Act  in  good  faith.  You  should  become  familiar  with  and understand the requirements of this Code. If  you become aware of  a suspected violation, do not try  to  investigate  it  or  resolve  it  on  your  own.  Instead,  promptly  disclose  the  violation  to  the appropriate  parties  in  order  to  assure  a  thorough  and  timely  investigation  and  resolution.  The circumstances  should  be reviewed  by  appropriate personnel  as  quickly as  possible, since a delay may  affect  the  results  of  an  investigation.  A  violation  of  the  Code,  or  of  applicable  laws  and/or governmental  regulations,  is  a  serious  matter  and  could  have  legal  implications.  Allegations  of such  behavior  are  not  taken  lightly,  and  should  not be made  to  embarrass  someone,  or  put him or her in a false light. Reports of suspected violations always should be made in good faith.

B.    Internal   investigation.   When   an   alleged   violation   of   this   Code,   applicable   laws   and/or

governmental  regulations  is  reported,  the  Company  will  take  appropriate  action  in  accordance

with   the   compliance  procedures   outlined   in   Section   10   of   the   Code.   You   are   expected   to

cooperate   in   internal   investigations   of   alleged   misconduct   or   violations   of   the   Code   or   of

applicable laws or regulations.

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Exhibit 14

C.   No fear of retaliation. It is the Company's policy that there will be no intentional    retaliation

against  any  person  who  provides  truthful  information  to  a  company  or  law  enforcement  official concerning  a  possible  violation  of  any  law,  regulation  or  Company  policy,  including  this  Code.

Persons  who  retaliate  may  be  subject  to  civil,  criminal  and  administrative  penalties,  as  well  as disciplinary  action,  up to  and  including termination  of  employment.  In cases  in which  you report

a  suspected  violation  in  good  faith  and   are  not  engaged  in  the  questionable  conduct,  the

Company  will  attempt  to  keep  its  discussions  with  you  confidential  to  the  extent  reasonably

possible.   In   the   course   of   its   investigation,   the   Company   may   find   it   necessary   to   share

information  with  others  on  a  "need  to  know"  basis.  No  retaliation  will  be  taken  against  you  by the  Company  for  reporting  alleged  violations  while  acting  in  good  faith.  Similarly,  if  you  believe you  are  being  retaliated  against,  as  a  result  of  your  having  reported  a  suspected  violation  in

good   faith,   you   should   immediately   report   that   information   to   your   supervisor   or   the

Compliance & Ethics Committee.

10. Compliance Procedures

The  Company  has  established  this  Code  as  part  of  its  overall  policies  and  procedures.  To  the  extent that  other  Company  policies  and  procedures  conflict  with  this  Code,  you  should  follow  this  Code.  The

Code applies to all Company directors and Company employees, including all officers, in all locations.

The  Code  is  based  on  the  Company's  core  values,  good  business  practices  and  applicable  law.  The existence of  a  Code,  however,  does  not assure that officers,  employees  and  directors  will  comply  with  it or  act  in  a  legal  and  ethical  manner.  To  achieve  optimal  legal  and  ethical  behavior,  the  individuals subject  to  this  Code  must  know  and  understand  the  Code  as  it  applies  to  them  and  as  it  applies  to others. You must promote the Code and assist others in knowing and understanding it.

• Compliance. You  are expected  to become familiar with and understand the requirements of this Code.

Most importantly, you must comply with it.

•  CEO  Responsibility.  The  Company's  Chief  Executive  Officer  ("CEO")  shall  be  responsible  for  ensuring that  this  Code  is  established  and  effectively  communicated  to  all  officers,  employees  and  directors.

Although  the  day-to-day  compliance  issues  will  be  the  responsibility  of  the  Company's  managers,  the

CEO   has   ultimate   accountability   with   respect   to   the   overall   implementation   of   and   successful

compliance with the Code.

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Exhibit 14

• Corporate Compliance Management. The CEO shall choose a team of employees who will report to the

CEO  and  be  responsible  for  assuring  that  the  Code  becomes  an  integral  part  of  the  Company's  culture

(the  "Compliance  &  Ethics  Committee").  The  current  members  of  the  Compliance  &  Ethics  Committee are  Stephen  C.  Goss,  Theodore  Sarniak  III,  and  David  Charbonneau.  The  Company,  in  conjunction  with our  Board  of  Directors,  periodically  will  review  the  individuals  who  comprise  the  Compliance  &  Ethics

Committee  and  will  notify,  in  writing,  all  officers,  employees  and  directors  of  any  changes  to  this

Committee.   The   Compliance   &   Ethics   Committee's   charter   is   to   assure   communication,   training,

monitoring,  and  overall  compliance  with  this  Code.  The  Compliance  &  Ethics  Committee,  with  the

assistance   and   cooperation   of   the   Company's   officers,   directors   and   managers,   will   foster   an

atmosphere   where   employees   are   comfortable   in   communicating   and/or   reporting   concerns   and

possible  Code  violations.  The  Company  will  maintain  a  confidential  Compliance  &  Ethics  Committee

Hotline  at  (___)  ___  ____  which  will  be  monitored  by  the  Compliance  &  Ethics  Committee.  A  record  of all calls received on the Compliance & Ethics Committee Hotline will be maintained by the Compliance &

Ethics   Committee.   The   Compliance   &   Ethics   Committee   shall   provide   the   Audit   Committee,   on   a

quarterly  basis,  a  log  of  all  calls  to  the  Hotline,  and  a  summary  of  all  other  communications  expressing complaints  or  concerns  received  by  the  Compliance  &  Ethics  Committee.  To  the  extent  any  of  these complaints  or  concerns  relates  to  the  Company's  financial  disclosures,  accounting,  internal  controls  and auditing  matters,  the  Compliance  &  Ethics  Committee  will  promptly  inform  the  Chairman  of  the  Audit

Committee of any such matter.

• Internal Reporting of Violations. The Company's efforts to assure observance of, and adherence to, the goals  and  policies  outlined  in  this  Code  mandate  that  all  officers,  employees  and  directors  of  the

Company report suspected violations in accordance with Section 9 of this Code.

•   Screening   of   Employees.   The   Company   shall   exercise   due   diligence   when   hiring   and   promoting

employees  and,  in  particular,  when  conducting  an  employment  search  for  a  position  involving  the

exercise  of   substantial   discretionary  authority,   such  as   a  member  of  the  executive  team,   a  senior

management  position  or  an  employee  with  financial  management  responsibilities.  The  Company  will make reasonable inquiries into the background of each individual who is a candidate for such a position.

All such inquiries shall be made in accordance with applicable law and good business practice.

•  Access  to  the  Code.  The  Company  shall  assure  that  employees,  officers  and  directors  may  access  this

Code on the Company's web site. In addition, each  current employee will be provided with  a copy of  the

Code. New employees will receive a copy of the Code as part of their new hire information.

•  Monitoring.  The  officers  of  the  Company  shall  be  responsible  to  review  the  Code  with  all  of  the

Company's  managers.  In  turn,  the  Company's  managers  with  supervisory  responsibilities  should  review the  Code  with  their  direct  reports.  Managers  are  the  "go  to"  persons  for  employee  questions  and concerns  relating  to  this  Code,  especially  in  the  event  of  a  potential  violation.  Managers  or  supervisors will immediately report any violations or allegations of violations to the Compliance & Ethics Committee.

Managers  will  work  with  the  Compliance  &  Ethics  Committee  in  assessing  areas  of  concern,  potential violations,  any  needs  for  enhancement  of  the Code or  remedial  actions  to  effect  the  Code's  policies  and overall compliance with the Code and other related policies.

• Auditing. Resources selected by the Nominating and Corporate Governance Committee of the Board of

Directors will be responsible for auditing the Company's compliance with the Code.

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Exhibit 14

•  Internal  Investigation.  When  an  alleged  violation  of  the  Code  is  reported,  the  Company  will  take prompt  and  appropriate  action  in  accordance  with  the  law  and  regulations  and  otherwise  consistent with  good  business  practice.  If  the  suspected  violation  appears  to  involve  either  a  possible  violation  of law  or  an  issue  of  significant  corporate  interest,  or  if  the  report  involves  a  complaint  or  concern  of  any

person,   whether  an   employee,   a  shareholder  or  other  interested   person   regarding   the  Company's

financial   disclosure,   internal   accounting   controls,   questionable   auditing   or   accounting   matters   or

practices   or   other   issues   relating   to   the   Company's   accounting   or   auditing,   then   the   manager   or

investigator  should  immediately  notify  the  Compliance  &  Ethics  Committee  and/or  his  or  her  Vice

President or other corporate officer. If a suspected violation involves any director or executive officer, or if  the  suspected  violation  concerns  any  fraud,  whether  or  not  material,  involving  management  or  other employees  who  have a  significant role in  the Company's  internal  controls,  the manager,  the Compliance

&  Ethics  Committee  or  any  person  who  received  such  report  should  immediately  report  the  alleged violation  to  the Compliance &  Ethics  Committee,  if  appropriate,  the Chief  Executive  Officer  and/or  Chief

Financial   Officer,   and,   in   every   such   case,   the  Chairman   of   the  Audit  Committee   of   the  Board   of

Directors.  The  Compliance  &  Ethics  Committee  or  the  Chairman  of  the  Audit  Committee,  as  applicable,

shall  assess  the  situation  and  determine  the  appropriate  course  of  action.  At  a  point  in  the  process consistent  with  the  need  not  to  compromise  the  investigation,  a  person  who  is  suspected  of  a  violation shall  be  apprised  of  the  alleged  violation,  and  shall  have  an  opportunity  to  provide  a  response  to  the investigator.

•  Disciplinary  Actions.  Subject  to  the  following  sentence,  the  Compliance  &  Ethics  Committee,  after consultation with legal counsel, shall be responsible for implementing the appropriate disciplinary action in  accordance  with  the  Company's  policies  and  procedures  for  any  employee  who  is  found  to  have violated this Code. If a violation has been  reported  to the Audit Committee or  another  committee of  the

Board,  that Committee shall  be notified  as to  the expected  appropriate disciplinary  action.  Any  violation of  applicable  law  or  any  deviation  from  the  standards  embodied  in  this  Code  will  result  in  disciplinary action,  up  to  and  including  termination  of  employment.  Any  employee  engaged  in  the  exercise  of substantial  discretionary  authority,  including  any  Senior  Officer,  who  is  found  to  have  engaged  in  a violation  of  law  or  unethical  conduct  in  connection  with  the  performance  of  his  or  her  duties  for  the

Company, shall be removed from his or her position and not assigned to  any other position involving the

exercise   of   substantial   discretionary   authority.   In   addition   to   imposing   discipline   upon   employees

involved  in  non-compliant  conduct,  the  Company  also  will  impose  discipline,  as  appropriate,  upon  an employee's  supervisor,  if any,  who  directs  or approves  such  employee's improper  actions, or  is  aware of those  actions  but  does  not  act  appropriately  to  correct  them,  and  upon  other  individuals  who  fail  to report known  non-compliant conduct.  In  addition  to  imposing  its  own  discipline,  the Company  will  bring any violations of law to the attention of appropriate law enforcement personnel.

•   Retention   of   Reports   and   Complaints.   All   reports   and   complaints   made   to,   or   received   by,   the

Compliance  &  Ethics  Committee  or  the  Chair  of  the  Audit  Committee  shall  be  logged  into  a  record maintained  for  this  purpose  by  the  Compliance  &  Ethics  Committee  and  this  record  of  such  report  shall be retained for not less than five (5) years.

•  Required  Government Reporting.  Whenever  conduct occurs  that  requires  a  report to  the  government,

the  Compliance  &  Ethics  Committee,  after  consultation  with  legal  counsel,  shall  be  responsible  for complying with such reporting requirements.

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Exhibit 14

•  Corrective  Actions.  Subject  to  the  following  sentence,  in  the  event  of  a  violation  of  this  Code,  the manager  and  members  of  the  Compliance &  Ethics  Committee  should  assess  the situation  to  determine whether  the violation demonstrates a problem that requires remedial action as to Company policies and procedures. If a violation has been reported to the Audit Committee or another committee of the Board,

that  committee  shall  be  involved  in  the  determination  of  appropriate  remedial  or  corrective  actions.

Corrective   action   may   include   providing   revised   public   disclosure,   retraining   Company   employees,

modifying   Company   policies   and   procedures,   improving   monitoring   of   compliance   under   existing

procedures  and  other  action  necessary  to  detect  similar  non-compliant  conduct  and  prevent  it  from occurring in the future. Any corrective action shall be documented, as appropriate.

11. Complete, Timely and Understandable Disclosure

It  is  of crucial  importance  that  all  disclosure  in  reports  and  documents  that  the  Company  files  with,  or submits  to,  the  SEC,  and  in  other  public  communications  made  by  the  Company  is  full,  fair,  accurate,

timely   and   understandable.   You   must   take   all   steps   available   to   aid   the   Company   in   these

responsibilities   consistent  with  your  role  within  the  Company.   In  particular,  you  are  required  to

provide  prompt  and  accurate  answers  to  all  inquiries  made  to  you  in  connection  with  the  Company's preparation of its public reports and disclosure.

The  Company's  CEO  and  CFO  are  responsible  for  designing,  establishing,  implementing,  reviewing  and evaluating,  on  a  quarterly  basis,  the  effectiveness  of  the  Company's  disclosure  controls  and  procedures

(as  such  term  is  defined  by  applicable  SEC  rules).  The  Company's  CEO,  CFO,  principal  accounting  officer or controller  and persons performing similar functions, persons who meet the requirements of Item 406 of  Regulation  S-K,  and  such  other  Company  officers  as  are  designated  from  time  to  time  by  the  Audit

Committee  of  the  Board  of  Directors,  shall  be  deemed  the  Senior  Officers  of  the  Company.  Senior

Officers shall take all steps necessary and suitable to ensure that all disclosure in reports and documents filed  with  or  submitted  to  the  SEC,  and  all  disclosure  in  other  public  communication  made  by  the

Company is full, fair, accurate, timely and understandable.

Senior  Officers  are  also  responsible  for  implementing  and  maintaining  adequate  internal  control  over financial  reporting  to  provide  reasonable  assurance  regarding  the  reliability  of  financial  reporting  and the  preparation  of  financial  statements  for  external  purposes  in  accordance  with  Generally  Accepted

Accounting   Principles.   The  Senior  Officers   will   take  all   necessary  steps   to   ensure  compliance  with

established  accounting  procedures,  the  Company's  system  of  internal  controls  and  Generally  Accepted

Accounting  Principles.  Senior  Officers  will  make  sure  that  the  Company  maintains  and  keeps  books,

records,  and  accounts,  which,  in  reasonable  detail,  accurately  and  fairly  reflect  the  transactions  and dispositions of  the assets  of the Company.  Senior  Officers  also  will  assure that the Company  devises and implements a system of internal accounting controls sufficient to provide reasonable assurances that:

• transactions are executed with management's general or specific authorization;

• transactions  are recorded  as  necessary  (a)  to  permit preparation  of  financial  statements  in  conformity with  Generally  Accepted  Accounting  Principles  or  any  other  criteria  applicable  to  such  statements,  and

(b) to maintain accountability for assets;

•  access  to  assets  is  permitted,  and  receipts  and  expenditures  are  made,  only  in  accordance  with management's general or specific authorization; and

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Exhibit 14

• the recorded  accountability  for assets  is compared  with  the existing  assets  at reasonable intervals  and appropriate  action  is  taken  with  respect  to  any  differences,  all  to  permit  prevention  or  timely  detection

of   unauthorized   acquisition,   use  or  disposition   of   assets   that  could   have  a  material   effect  on   the

Company's financial statements.

Any  attempt  to  enter  inaccurate  or  fraudulent  information  into  the  Company's  accounting  system  will not be tolerated and will result in disciplinary action, up to and including termination of employment.

12. Publication of the Code of Business Conduct and Ethics; Amendments and Waivers

The  most  current  version  of  this  Code  will  be  posted  and  maintained  on  the  Company's  web  site  and filed  as  an  exhibit  to  the  Company's  next  succeeding  Annual  or  Quarterly  Report  filed  with  the  SEC.

That  Report  shall  disclose  that  the  Code  is  maintained  on  the  Company's  web  site  and  shall  disclose that substantive amendments and waivers also will be posted on our web site.

Only  substantive  amendments  relating  to  the  specified  elements  of  this  Code  of  Business  Conduct  and

Ethics must be disclosed. Any waiver of the Code for executive officers or directors  may be made only by the  Board  of  Directors  or  a  Board  Committee,  and  must  be  promptly  disclosed  to  shareholders.  Any amendment to  the Code of  Business  Conduct and  Ethics,  or  the approval  of  any  waivers  by  the Board  or

Board  Committee,  will  be  disclosed  within  five  (5)  business  days  of  such  action  (a)  on  the  Company's

web site for a period of not less than twelve (12) months and (b) in a Form 8    -K  filed  with  the  Securities

and  Exchange  Commission.  Such  disclosure  shall  include  the  reasons  for  any  waiver.  The  Company  will retain the disclosure relating to any such amendment or waiver for not less than five (5) years.

It is  the  Company's  intention  that  this  Code  of  Business  Conduct and  Ethics  be  its  written  code  of  ethics under Section 406 of the Sarbanes-Oxley Act of 2002 complying with the standards set forth in Securities and Exchange Commission Regulation S-K Item 406.

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